Exhibit (a)(1)(D)
OFFER TO PURCHASE FOR CASH

Any and All Outstanding Shares of Common Stock
of

LANDSEA HOMES CORPORATION
at
$11.30 PER SHARE, NET IN CASH
Pursuant to the Offer to Purchase dated May 23, 2025
by
LIDO MERGER SUB, INC.
a wholly owned subsidiary of
LIDO HOLDCO, INC.
a wholly owned subsidiary of
THE NEW HOME COMPANY INC.
and
APOLLO MANAGEMENT IX, L.P.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON JUNE 24, 2025 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 23,
2025), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

May 23, 2025
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Lido Merger Sub, Inc., a Delaware corporation (the “Offeror”), and a wholly owned direct subsidiary of Lido Holdco, Inc., a Delaware corporation (“Parent”), and a wholly owned indirect subsidiary of The New Home Company Inc., a Delaware corporation (“New Home”), to act as information agent (“Information Agent”) in connection with the Offeror’s offer to purchase any and all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Landsea Homes Corporation, a Delaware corporation (“Landsea” or the “Company”), at a purchase price of $11.30 per Share, net to the holders thereof, in cash, without interest thereon, and less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 23, 2025 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time as permitted under the Merger Agreement described below, collectively constitute the “Offer”). New Home, Parent and the Offeror are controlled by certain funds managed by Apollo Management IX, L.P. (“Management IX”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”)
UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL
OF THEIR SHARES IN THE OFFER.
The Offer is not subject to any financing condition. The Offer is subject to the conditions described in Section 13—“Conditions of the Offer” of the Offer to Purchase.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.	the Offer to Purchase, dated May 23, 2025;
2.	the Letter of Transmittal to be used by stockholders of the Company in accepting the Offer and tendering Shares, including the Internal Revenue Service Form W-9;
3.
the Notice of Guaranteed Delivery to be used to accept the Offer if Shares to be tendered and/or all other required documents cannot be delivered to Continental Stock Transfer & Trust Company (the “Depositary and Paying Agent”) by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer;

4.	the Company’s Solicitation/Recommendation Statement on Schedule 14D-9;
5.
the form of letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6.	the return envelope addressed to the Depositary and Paying Agent for your use only.
Certain conditions to the Offer are described in Section 13—“Conditions of the Offer” of the Offer to Purchase. All of the conditions of the Offer must be satisfied or waived at or prior to the Expiration Time (as defined in the Offer to Purchase).
Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 12:00 Midnight, New York City time, on June 24, 2025 (one minute after 11:59 P.M., New York City time, on June 23, 2025), unless the Offer is extended or earlier terminated. Previously tendered Shares may be withdrawn at any time until the Offer has expired; and, if not previously accepted for payment, at any time after July 22, 2025, pursuant to SEC (as defined in the Offer to Purchase) regulations.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 12, 2025, by and among the Company, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions set forth therein, the Offeror has agreed to merge with and into Landsea, with Landsea surviving as a wholly owned subsidiary of Parent (the “Merger”). New Home, Parent and the Offeror are controlled by certain funds managed by Management IX. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.”
The Board has unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and Merger, are advisable, fair to and in the best interests of, the Company and its stockholders, and declared it advisable for the Company to enter into the Merger Agreement, (b) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement, and the consummation of the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions contained in the Merger Agreement, (c) resolved that the Merger Agreement and the Merger will be governed by Section 251(h) of the DGCL and (d) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Company’s stockholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer.
For Shares to be validly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required medallion signature guarantees, or an “Agent’s Message” (as defined in Section 3—“Procedures for Tendering Shares” of the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary and Paying Agent or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.
None of Management IX, New Home, Parent or the Offeror will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary and Paying Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Offeror will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.
The Offer is being made to all holders of the Shares. The Offeror is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If the Offeror becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, it will make a good faith effort to comply with any such law. If, after such good faith effort, the Offeror cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.
Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent, at the address and telephone numbers set forth in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at the Offeror’s expense.

Very truly yours,

Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF MANAGEMENT IX, NEW HOME, PARENT, THE OFFEROR, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY AND PAYING AGENT, OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT OR REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.